Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form F-80 of our reports dated March 4, 2009 relating to the consolidated financial statements of Pan American Silver Corp. and subsidiaries (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference relating to changes in accounting principles) and the effectiveness of Pan American Silver Corp. and subsidiaries internal control over financial reporting appearing in the annual report on Form 40-F of Pan American Silver Corp. for the year ended December 31, 2008 and to the reference to us under the heading “Experts” in the offers to purchase and circular, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Independent Registered Chartered Accountants
Vancouver, British Columbia, Canada

December 23, 2009